Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of iQSTEL, Inc. (the “Company”) on Form 1-A/A of our report dated April 8, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of December 31, 2018 and 2017, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Bayville, NJ

November 27, 2019

361 Hopedale Drive SEP (732) 822-4427

Bayville, NJ 08721F (732) 510-0665